UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Princeton South, Suite 300, Ewing, NJ	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 18, 2014, Paul K. Wotton, Ph.D., President and Chief Executive Officer of Antares Pharma, Inc., provided a notice to Antares of his intention to resign as President and Chief Executive Officer of Antares and as a member of the Antares Board of Directors. On June 23, 2014, the Board accepted Dr. Wotton’s resignation which became effective on that date. To the knowledge of Antares, Dr. Wotton’s resignation as a director was not because of any disagreement with Antares on any matter relating to Antares’ operations, policies or practices. Dr. Wotton has informed the Board that after his resignation, he intends to assume the position of chief executive officer of a development stage biotechnology company.

(c) Effective as of June 23, 2014, the Board appointed Eamonn Hobbs as President and Chief Executive Officer of Antares, to serve at the pleasure of the Board. Mr. Hobbs, who joined the Board in August 2009, will continue to serve as a member of the Board. Because of Mr. Hobbs’ appointment as President and Chief Executive of Antares, he will no longer serve as a member of the Board’s Audit Committee and the Governance and Nominating Committee.

Mr. Hobbs, 55, has over 30 years of experience in the medical device, pharmaceutical and combination products industry, including the medical specialty fields of radiology, vascular surgery, interventional cardiology, oncology and gastroenterology. From 2009 to 2013 Mr. Hobbs served as President and Chief Executive Officer of Delcath Systems, Inc., a NASDAQ traded specialty pharmaceutical and medical device company specializing in cancer treatment. Prior to Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a NASDAQ traded company he co-founded in 1988 as a subsidiary of E-Z-EM. Throughout his 21 year tenure at AngioDynamics, he led efforts in marketing, strategic planning, product development and general management. From 1988 to 2004, Mr. Hobbs also served as Executive Vice President of Business Development of E-Z-EM, a NASDAQ traded company. Before joining AngioDynamics/ E-Z-EM, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc; and a Product Development Engineer at Cook Incorporated. Mr. Hobbs is the immediate past Chairman of the Board of Directors of the Medical Device Manufacturers Association. Mr. Hobbs received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell).

Employment Agreement with Eamonn Hobbs.

On June 23, 2014, Antares entered into an employment agreement with Mr. Hobbs pursuant to which Mr. Hobbs will serve as the President and Chief Executive Officer of Antares and will continue to serve as a member of the Antares Board. The employment agreement, which is effective immediately, is for three years and automatically renews for consecutive one-year periods unless one of the parties delivers 90 days prior written notice of non-renewal.

Pursuant to the employment agreement, Mr. Hobbs is eligible to receive an initial annual base salary of $560,000, which will be reviewed annually for appropriate increases by the Board’s Compensation Committee. In addition, Mr. Hobbs is eligible to receive a target annual bonus of 55% of base salary, based upon attainment of certain pre-set performance goals as determined by the Compensation Committee. Antares will reimburse Mr. Hobbs for reasonable relocation expenses incurred prior to December 31, 2014 in connection with Mr. Hobbs’ relocation to the Philadelphia, Pennsylvania area up to a maximum of $30,000.

The terms of the employment agreement include the following equity grants pursuant to the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended and restated:

•	a sign-on bonus in the form of a stock option to purchase 340,502 shares of Antares common stock, at an exercise price of $3.01 (the closing price of a share of Antares common stock on the date of grant), vesting over three years at the rate of 33-1/3% each year;

•	a stock option to purchase 159,498 shares of Antares common stock, at an exercise price of $3.01 (the closing price of a share of Antares common stock on the date of grant), vesting over three years at the rate of 33-1/3% each year;

•	91,362 restricted stock units, vesting over three years at the rate of 33-1/3% each year; and

•	182,724 performance stock units, vesting based upon the achievement of certain performance-based criteria.

Mr. Hobbs is also eligible to participate in any other equity compensation plans established by Antares for members of management.

Under the employment agreement, Mr. Hobbs is entitled to severance in the event of a termination by Antares without “cause” or by Mr. Hobbs for “good reason” (as each term is defined in the employment agreement). In the event of such termination of employment within the period beginning 60 days immediately prior to a change of control (as defined in the employment agreement) and ending on the last day of the 12-month period immediately following a change of control (the “Change of Control Protection Period”), Mr. Hobbs is entitled to severance equal to:

•	24 months of his then-current base salary, paid in installments over the 24-month period following termination of employment;

•	a pro-rated annual bonus payment for the year of termination based on target performance and the number of days that Mr. Hobbs was employed by Antares in the year of his termination;

•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 18 months or until the date he obtains coverage from a new employer; and

•	all outstanding equity grants held by Mr. Hobbs immediately prior to his termination date which vest based upon Mr. Hobbs’ continued service over time will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Hobbs’ termination date.

In the event Mr. Hobbs’ employment is terminated by Antares without cause or by Mr. Hobbs for good reason before or after the Change of Control Protection Period, Mr. Hobbs is entitled to severance equal to:

•	12 months of his then-current base salary, paid in installments over the 12-month period following termination of employment;

•	a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days Mr. Hobbs was employed by Antares in the year of his termination;

•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 12 months or until the date he obtains coverage from a new employer; and

•	with respect to all outstanding equity grants held by Mr. Hobbs immediately prior to his termination date which vest based upon Mr. Hobbs’ continued service over time, the portion of that would have become vested during the 12 month period following Mr. Hobbs’ termination date had he remained employed during such 12 month period will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Hobbs’ termination date.

In the event that Mr. Hobbs’ employment is terminated by Antares without cause or by Mr. Hobbs for good reason and Mr. Hobbs does not execute or revokes a release and waiver of claims in favor of Antares and its affiliates, Mr. Hobbs will not be entitled to the severance benefits set forth above.

If Mr. Hobbs’s employment is terminated by Antares for cause, on account of Mr. Hobbs’s death or disability, or if Mr. Hobbs terminates his employment for any reason other than good reason, then Antares will pay Mr. Hobbs his base salary, bonus and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of Antares.

The employment agreement also provides that if the payments and benefits otherwise payable to Mr. Hobbs under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, then Antares will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Hobbs with a greater net after-tax benefit than would no reduction.

The employment agreement provides that at all times during Mr. Hobbs’s employment and thereafter, Mr. Hobbs will maintain the confidentiality of all confidential information obtained by him as a result of his employment with Antares, including information received by him prior to the effective date of the employment agreement. In addition, during the term of Mr. Hobbs’s employment with Antares, and for the 12-month period after Mr. Hobbs’s termination of employment (or the 24-month period if Mr. Hobbs’ employment is terminated by Antares without cause or by Mr. Hobbs for good reason during the Change of Control Protection Period), Mr. Hobbs cannot (i) compete against Antares, (ii) solicit in any way the customers of Antares; or (iii) recruit in any way the employees of Antares.

The foregoing is a summary description of certain terms of the employment agreement and, by its nature, is incomplete. Antares will file the employment agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ending on June 30, 2014. All readers are encouraged to read the employment agreement when it is filed. Antares’s filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Antares home page on the Internet at http://www.antarespharma.com under the heading “ATRS Investor Information – SEC Filings.”

Press Release

On June 24, 2014, Antares issued a press release announcing:

•	the departure of Dr. Wotton as President and Chief Executive Officer, and as a director, of Antares; and

•	the appointment of Mr. Hobbs as President and Chief Executive Officer of Antares.

The full text of such press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 24, 2014, issued by Antares Pharma, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date: June 24, 2014	By:	/s/ Robert F. Apple
	Name:	Robert F. Apple
	Title:	Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit

Exhibit No.	Description

99.1	Press Release, dated June 24, 2014, issued by Antares Pharma, Inc.